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EXHIBIT 21.1

Arbor Realty Trust, Inc.
List of Significant Subsidiaries

Name	Jurisdiction of Organization
Arbor Realty GPOP, Inc.	Delaware
Arbor Realty Limited Partnership	Delaware
Arbor Realty SR, Inc.	Maryland
Arbor Realty Funding LLC	Delaware
Arbor Realty Member LLC	Delaware
Arbor Realty Mortgage Securities Series 2004-1, Ltd.	Cayman Islands
Arbor Realty Mortgage Securities Series 2005-1, Ltd.	Cayman Islands
Arbor Realty Mortgage Securities Series 2006-1, Ltd.	Cayman Islands
Arbor Realty Collateralized Loan Obligation 2013-1 Ltd.	Cayman Islands
Arbor Realty Collateralized Loan Obligation 2014-1 Ltd.	Cayman Islands
ARSR Interim Holdings, LLC	Delaware

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  EXHIBIT 21.1
Arbor Realty Trust, Inc. List of Significant Subsidiaries